AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No. 137586103

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1*)

Cango Inc.

(Name of Issuer)

Class A Ordinary Shares

(Title of Class of Securities)

137586103(1)

(CUSIP Number)

January 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) This CUSIP number applies to the Issuer’s American Depositary Shares, each representing two Class A Ordinary Shares of the Issuer

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Cango Fintech Investment Company Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 53,431,125 Class A Ordinary Shares
(6) Shared Voting Power 0
(7) Sole Dispositive Power 53,431,125 Class A Ordinary Shares
(8) Shared Dispositive Power 0
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 53,431,125 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 17.7%*
(12)	Type of Reporting Person CO

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Private Equity XII, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 17,207,761.0 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 17,207,761.0 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 17,207,761.0 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 5.7%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Private Equity XII-B, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 3,452,452.1 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 3,452,452.1 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,452,452.1 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 1.1%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Private Equity XII-D, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 496,642.3 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 496,642.3 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 496,642.3 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.2%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Private Equity XII-E, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 2,834,521.2 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 2,834,521.2 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,834,521.2 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.9%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons WP XII Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 928,365.8 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 928,365.8 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 928,365.8 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.3%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus XII Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 1,795,820.1 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 1,795,820.1 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,795,820.1 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.6%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus China (Cayman), L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 24,411,078.1 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 24,411,078.1 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,411,078.1 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.1%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus China Partners (Cayman), L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 2,304,484.4 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 2,304,484.4 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,304,484.4 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus XII, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons WP Global LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Partners II, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Partners GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus & Co.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus (Cayman) China GP, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus (Cayman) China GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Partners II (Cayman), L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus (Bermuda) Private Equity GP Ltd.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person CO

* Calculation is based upon 302,809,892 ordinary shares outstanding as reported in the Form 20-F of the Issuer filed April 25, 2019.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No. 137586103

(1)	Names of Reporting Persons Charles R. Kaye (“Mr. Kaye”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	(5) Sole Voting Power 0
(6) Shared Voting Power 0
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 0
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 0
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person IN

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No. 137586103

(1)	Names of Reporting Persons Joseph P. Landy (“Mr. Landy”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	(5) Sole Voting Power 0
(6) Shared Voting Power 0
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 0
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 0
(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person IN

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No. 137586103

Amendment No. 1 to Schedule 13G

This Amendment No. 1 to Schedule 13G (this “Amendment”) amends and supplements the Schedule 13G filed by the Reporting Persons on February 14, 2019 (the “Original Schedule 13G” and, as amended and supplemented by this Amendment, the “Schedule 13G”), relating to the Class A Ordinary Shares (the “Class A Ordinary Shares”), of Cango Inc., a Cayman Islands exempted company (the “Issuer”).

Except as specifically amended by this Amendment, items in the Original Schedule 13G are unchanged.

Item 2(a). Identity and Background.

Item 2(a) of the Original Schedule 13G is hereby amended to add the following:

Investment and voting decisions with respect to the Class A Ordinary Shares of the Issuer held by the Warburg Pincus Reporting Persons are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares held by the Warburg Pincus Reporting Persons.

As of January 31, 2020, as a result of the establishment of the committee of three or more individuals described above, the ownership of Charles R. Kaye and Joseph P. Landy each ceased to constitute beneficial ownership of more than five percent of the Class A Ordinary Shares of the Issuer. The filing of this Amendment No. 1 represents the final amendment to the Schedule 13G and constitutes an exit filing for such Reporting Persons.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2020

Warburg Pincus Cango Fintech Investment Company Limited

	By:	/s/ David Sreter
	Name:	David Sreter
	Title:	Director

Warburg Pincus Private Equity XII, L.P.

	By:	Warburg Pincus XII, L.P., its general partner
	By:	WP Global LLC, its general partner
	By:	Warburg Pincus Partners II, L.P., its managing member
	By:	Warburg Pincus Partners GP LLC, its general partner
	By:	Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

Warburg Pincus Private Equity XII-B, L.P.

	By:	Warburg Pincus XII, L.P., its general partner
	By:	WP Global LLC, its general partner
	By:	Warburg Pincus Partners II, L.P., its managing member
	By:	Warburg Pincus Partners GP LLC, its general partner
	By:	Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

Warburg Pincus Private Equity XII-D, L.P.

	By:	Warburg Pincus XII, L.P., its general partner
	By:	WP Global LLC, its general partner
	By:	Warburg Pincus Partners II, L.P., its managing member
	By:	Warburg Pincus Partners GP LLC, its general partner
	By:	Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

Warburg Pincus Private Equity XII-E, L.P.

	By:	Warburg Pincus XII, L.P., its general partner
	By:	WP Global LLC, its general partner
	By:	Warburg Pincus Partners II, L.P., its managing member
	By:	Warburg Pincus Partners GP LLC, its general partner
	By:	Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

[Signature Page to Joint Filing Agreement, Schedule 13G]

WP XII Partners, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus XII Partners, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus China (Cayman), L.P.

By:	Warburg Pincus (Cayman) China GP, L.P., its general partner
By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

Warburg Pincus China Partners (Cayman), L.P.

By:	Warburg Pincus (Cayman) China GP, L.P., its general partner
By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

Warburg Pincus LLC

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Managing Director

Warburg Pincus XII, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

[Signature Page to Joint Filing Agreement, Schedule 13G]

WP Global LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Partners II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Partners GP LLC

By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus & Co.

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus (Cayman) China GP, L.P.

By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

Warburg Pincus (Cayman) China GP LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

Warburg Pincus Partners II (Cayman), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

[Signature Page to Joint Filing Agreement, Schedule 13G]

Warburg Pincus (Bermuda) Private Equity GP Ltd.

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorised Signatory

Charles R. Kaye

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Attorney-in-fact*

Joseph P. Landy

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Attorney-in-fact*

* The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities and Exchange Commission on July 12, 2016 as an exhibit to the statement on Schedule 13D filed by Warburg Pincus LLC with respect to WEX Inc. (File No. 005-80578) and is hereby incorporated by reference.

[Signature Page to Joint Filing Agreement, Schedule 13G]